Exhibit 10.2

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Subscription Agreement” or “Agreement”) made as of this _____ day of April, 2021 between NightFood Holdings, Inc., a corporation organized under the laws of the State of Nevada with offices at 520 White Plains Road, Suite 500, Tarrytown, NY 10591 (the “Company”), and the undersigned (the “Subscriber” and together with each of the other subscribers in the Offering (defined below), the “Subscribers”).

WHEREAS, the Company desires to issue up to 5,000 shares of Series B Preferred Stock (the “B Preferred”) at $1,000 per share for a total of up to $5,000,000 in a private placement (the “Offering”), provided, however, that up to $1,500,000 of the Offering may consist of non-cash consideration in the form of the conversion of $1,500,000 of the Debt (as defined in this Agreement) into B Preferred. Each share of B Preferred is initially convertible, at the option of the Subscriber into five thousand shares of common stock, par value $0.001 per share (the “Shares”) and five thousand five year redeemable common stock purchase warrants (the “Warrants”, and together with the B Preferred, Shares into which the B Preferred is convertible into, and Shares into which the Warrants are exercisable into, the “Securities”) with an exercise price of $0.30 (the full terms and conditions of the B Preferred are set forth in the draft certificate of designation annexed hereto (the “Certificate of Designations”); and

WHEREAS, the Subscriber is delivering simultaneously herewith a completed confidential investor questionnaire (the “Questionnaire”),

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I. SUBSCRIPTION FOR B PREFERRED AND REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

1.1. Subscription for Shares. Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of shares of B Preferred as is set forth upon the signature page hereof; and the Company agrees to sell such shares of B Preferred to the Subscriber for said purchase price subject to the Company’s right to sell to the Subscriber such lesser number of shares of B Preferred as the Company may, in its sole discretion, deem necessary or desirable. The purchase price is payable by a wire transfer or check made payable to “Frank J Hariton Attorney Trust Account” and delivered contemporaneously with the execution and delivery of this Subscription Agreement to the Company’s address set forth above, Attn: Sean Folkson, CEO. Mr. Hariton’s address is 1065 Dobbs Ferry Road, White Plains, New York 10607 and the wiring instructions for the account are “Frank J Hariton, Attorney Trust Account, JP Morgan Chase Bank, NA, Account Number 746630250, ABA 021000021.

1.2. Reliance on Exemptions. The Subscriber acknowledges that this Offering has not been reviewed by the United States Securities and Exchange Commission (“SEC”) or any state agency because of the Company’s representations that this is intended to be a nonpublic offering exempt from the registration requirements of the Shares Act of 1933, as amended (the “1933 Act”) and state Shares laws. The Subscriber understands that the Company is relying in part upon the truth and accuracy of, and the Subscriber’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of the Subscriber to acquire the Shares.

1.3. Investment Purpose. The Subscriber represents that the B Preferred are being purchased for his or her own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the 1933 Act. The Subscriber agrees that it will not sell or otherwise transfer the B Preferred or the Shares or Warrants issuable upon conversion thereof unless they are registered under the 1933 Act or unless an exemption from such registration is available.

1.4. Accredited or Sophisticated Investor. The Subscriber represents and warrants that he, she or it is (i) an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act, as indicated by its responses to the Questionnaire, and that it is able to bear the economic risk of any investment in the B Preferred or (ii) either alone, or in conjunction with his advisor, named below, has experience in financial matters to bear the understand the risks of this investment, that the investment being made hereby represents less than 10% of his total assets, and that the Subscriber is able to bear the economic risk of this investment in the B Preferred. The Subscriber further represents and warrants that the information furnished in the Questionnaire is accurate and complete in all material respects.

1.5. RISK OF INVESTMENT. THE SUBSCRIBER RECOGNIZES THAT THE PURCHASE OF THE B PREFERRED INVOLVES A HIGH DEGREE OF RISK INCLUDING, WITHOUT LIMITATION, ANY AND ALL RISKS DISCUSSED IN THIS SUBSCRIPTION AGREEMENT. AN INVESTMENT IN THE COMPANY AND THE B PREFERRED MAY RESULT IN THE LOSS OF A SUBSCRIBER’S ENTIRE INVESTMENT.

(a) Risk of Loss of Investment. An investment in the Company and the B Preferred offered hereby involve a high degree of risk. An investment in the B Preferred is suitable only for investors who can bear a loss of their entire investment. In order to evaluate these risks, the Subscriber has carefully reviewed the materials filed under the Securities Exchange Act of 1934, as amended.

(b) Value of B Preferred and the Shares and Warrants Issuable on Conversion of the B Preferred is Speculative. The terms of this offering have been determined arbitrarily by the Company. There is no relationship between such terms and the Company’s assets, earnings, book value and/or any other objective criteria of value.

(c) Planned Application of Proceeds. As of April 11, 2021, the Company had outstanding $2,446,200 principal amount of variable rate convertible debt and approximately $216,000 in accrued interest due to one lender (collectively the “Debt”). Such lender and the Company have entered into a letter agreement, dated April 12, 2021 (the “Letter Agreement”) which provides that conditioned on the consummation of the Offering by April 16, 2021: (i) the Company will apply $1,300,000 of the proceeds of this offering to the payment of the Debt (without any penalty, and with the Lender agreeing to forgive any default interest and approximately $300,000 in prepayment penalties); (ii) that the Lender will convert $1,500,000 of the Debt into B Preferred with the same terms as the B Preferred offered hereunder. The balance of the proceeds of the Offering will be applied by the Company as working capital principally to fund operations. There is no commitment by any person to purchase B Preferred and there is no assurance that any number of B Preferred will be sold. The Company’s may terminate this Offering prior to the expiration of the Offering Period. There is no assurance that the Company will sell a sufficient number of B Preferred in this Offering on a timely basis or that the net proceeds after payment of debts and other obligations will be adequate for the Company’s needs.

(d) Possible Need for Additional Capital; Additional Private Placement. The net proceeds raised by the Company from this Offering will be used immediately to prepay variable rate indebtedness and to fund the Company’s current operations. Depending on its success and the advisability of expanding its production, the Company may require significant additional financing shortly after this Offering, regardless of the net proceeds received.

(e) Restrictions on Resale; Conversion and Exercise Procedures. The B Preferred and the Shares and Warrants that may be issued upon their conversion, are “restricted” Shares and may not be resold or otherwise transferred except pursuant to an effective registration statement or an exemption under the 1933 Act and applicable state or “blue sky” laws. Each of the form of Notice of Exercise (as defined in the Warrants) included in the Warrants, and the form of Notice of Conversion (as defined in the Certificate of Designations) included in the Certificate of Designations set forth the totality of the procedures required of the Buyers in order to exercise the Warrants or convert the B Preferred.  Except as provided in the Warrants or Certificate of Designations with respect to the removal of any restrictive legend, no additional legal opinion, other information or instructions shall be required of the Subscribers to exercise their Warrants or convert their B Preferred.  The Company shall honor exercises of the Warrants and conversions of the B Preferred and shall deliver the Shares, B Preferred, and Warrants in accordance with the terms, conditions and time periods set forth in the Certificate of Designations and Warrants, respectively. For the avoidance of doubt, the parties hereto acknowledge and agree that no ink original notices or medallion guarantees will be required by any Subscriber to convert any B Preferred or exercise any Warrants.

(f) Limited Operating History; Development Stage Entity. The Company asks that the Subscriber review the Company’s filings under the Securities Exchange Act of 1934, as amended, all of which can be viewed at www.sec.gov for an understanding of the risks involved in an investment in the Company. The Company is a developmental stage entity. To evaluate the Company, investors should evaluate the Company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage development businesses, many of which are beyond the Company’s control. Early-stage development businesses commonly face risks such as the following:

●	lack of sufficient capital;

●	unanticipated problems, delays, and expenses relating to product development and implementation;

●	lack of intellectual property;

●	licensing and marketing difficulties;

●	competition;

●	technological changes; and

●	uncertain market acceptance of products and services.

(g) Dependence upon the Company’s Founder. The Company is wholly dependent upon Sean Folkson, its founder and CEO and sole director, for the operations and success of the Company. The loss of his services would have a material adverse effect on the Company’s business, financial condition and results of operations.

(h) Capital Structure of the Company. The following sets forth the capital structure of the Company prior to the sale of any Shares in this Offering.

(i) The Company has Two Hundred Million (200,000,000) authorized shares of common stock and One Million (1,000,000) shares of blank check preferred and no other class of Shares authorized.

(ii) The Company has approximately 78,000,000 shares of Common Stock issued and outstanding and its principal shareholder, Sean Folkson, also owns 1,000 shares of a class of super voting preferred stock that gives him voting control of the Company’s affairs

(iii) The Company has no other Shares currently issued and outstanding, but there are options that are convertible into or exercisable for any Shares of the Company.

The following is a summary of the Company’s outstanding common stock purchase warrants.

Warrants:		# of warrants	Strike Price	Exp Date
AS Austin	Non-affiliate	300,000	$0.75	10/7/2021
Michael Grandner	Non-affiliate	500,000	$0.15	Valid until 90 days after he stops providing Advisory Services
ReadySet Studios	Non-affiliate	25,000	$0.20	3/15/2021
Rocco Mediate	Non-affiliate	50,000	$1.00	9/30/2021
Angela Stanford	Non-affiliate	50,000	$1.00	9/30/2021
Richard Sherman	Non-affiliate	150,000	$0.40	6/24/2022
Private Rainmakers, Inc.	Non-affiliate	500,000	$0.50	7/20/2025
Sean Folkson	Affiliate	400,000	$0.30	2/4/2022
Spencer Clarke	Non-affiliate	360,000	$0.01	2/2/2026

1.6 Summary of Business. The Company is a snack company focused on manufacturing and distribution of snacks is formulated to be more appropriate for nighttime consumption. Nightfood ice cream was formulated by sleep and nutrition experts to satisfy nighttime cravings in a better, healthier, more sleep-friendly way. Nightfood ice cream was originally manufactured in eight flavors. These are Full Moon Vanilla, Midnight Chocolate, Cold Brew Decaf, After Dinner Mint Chip, Milk & Cookie Dough, Cherry Eclipse, Bed and Breakfast, and Cookies n’ Dreams. Additional flavors have been developed, both dairy, and non-dairy, for future introduction in 2020 based on retailer and consumer demand. In February of 2020, Nightfood secured the endorsement of the American Pregnancy Association. With ice cream being the most widely reported pregnancy craving, and with pickles being another food notorious for pregnancy cravings, the Company manufactured and launched a ninth flavor, Pickles For Two. In February 2021, the Company announced its coming availability in Walmart stores and an in-store test in hotel lobbies of a global hotel brand.

1.7 Information. The Subscriber acknowledges receipt and full and careful review and understanding of this Subscription Agreement and the Prospectus (the “Offering Documents”) and hereby represents that: (i) it has been furnished by the Company during the course of this transaction with all information regarding the Company which it has requested; and (ii) that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of the Company concerning the terms and conditions of the Offering, and any additional information which it has requested.

1.8 No Representations or Warranties. The Subscriber hereby represents that, except as expressly set forth in the Offering Document, no representations or warranties have been made to the Subscriber by the Company or any agent, employee or affiliate of the Company and in entering into this transaction the Subscriber is not relying on any information other than that contained in the Offering Documents and the results of independent investigation by the Subscriber.

1.9 Tax Consequences. The Subscriber acknowledges that this Offering of the Shares may involve tax consequences and that the contents of the Offering Documents do not contain tax advice or information. The Subscriber acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Shares.

1.10 Transfer or Resale. The Subscriber understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred (each a “Disposition”) unless (A) subsequently registered thereunder, (B) such Subscriber shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Subscriber provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”) or other applicable exemption; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

1.11 Legends. The Subscriber understands that the certificates or other instruments representing the B Preferred shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITRIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Shares upon which it is stamped, if (a) there is in effect a registration statement under the 1933 Act covering the Disposition and the Disposition is made in accordance with such registration statement or (b) if the Disposition of the Shares is completed in satisfaction of the requirements of Rule 144 of the 1933 Act or other applicable exemption.

1.12 Validity; Enforcement. If the Subscriber is a corporation, partnership, trust or other entity, the Subscriber represents and warrants that: (a) it is authorized and otherwise duly qualified to purchase and hold the Shares; and (b) that this Subscription Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of the undersigned.

1.13 Residency. The Subscriber represents that its principal address is furnished at the end of this Subscription Agreement.

1.14 NOTICE TO PROSPECTIVE PURCHASERS IN FLORIDA

These Shares have not been registered under the Florida Shares Act in reliance upon an exemption therefrom. Any sale made pursuant to such exemption is voidable by a Florida Purchaser within three (3) days after the first tender of consideration is made by such purchaser to the issuer, an agent of the issuer or an escrow agent in payment for such Shares. However, this right is not available to any purchaser who is a bank, trust company, savings institution, insurance company, Shares dealer, investment company as defined in the investment company act of 1940, pension or profit-sharing trust or qualified institutional buyer as defined in Rule 144A under the Shares Act of 1933.

1.15 Foreign Subscriber. If the Subscriber is not a United States person, such Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Subscription Agreement, including: (a) the legal requirements within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Subscriber’s subscription and payment for, and his or her continued beneficial ownership of the Shares, will not violate any applicable Shares or other laws of the Subscriber’s jurisdiction.

1.16 FINRA Member. The Subscriber acknowledges that if it is a Registered Representative of an FINRA member firm, the Subscriber must give such firm notice required by the FINRA’s Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

1.17 Confidential Information. The subscriber acknowledges that the information contained in this Subscription Agreement and the related schedules and Exhibits, as well as any other information relating to the Company that has been provided to the Subscriber in connection with this Offering is the confidential and proprietary information of the Company. The Subscriber agrees that he shall not disclose any of said information to any other person, except for his financial and legal advisors, who require such information to advise the Subscriber with respect to his contemplated investment, and in the event that the Subscriber does not invest in this Offering, he shall return all materials provided to him by the Company, including any copies thereof, to the Company.

1.18 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

1.19 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

II. REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Subscriber, except as set forth in any disclosure schedules attached hereto:

2.1 Organization and Qualification. The Company is duly organized and validly existing in good standing under the laws of Nevada and has the requisite power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Subscription Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company, if any, taken as a whole, or on the transactions contemplated hereby, or by the other Offering Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Offering Documents.

2.2 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Subscription Agreement and to perform its obligations hereunder, and to issue the Shares in accordance with the terms hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Shares, have been duly authorized by the Company’s board of directors and no further consent or authorization is required by the Company, its board of directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

2.3 Capitalization. The authorized, issued and outstanding Shares of the Company (including, but not limited to, all and/or other Shares convertible into equity Shares of the Company and all options and warrants), are disclosed in Section 1.5(h) of this Subscription Agreement. All of the issued and outstanding Shares of the Company have been and are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding Shares of the Company have been and are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Offering Document, (i) no shares of the Company's capital stock are subject to preemptive rights under Nevada law or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities Shares issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or Shares or rights convertible into or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or Shares or rights convertible into or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their Shares under the 1933 Act; (v) there are no outstanding Shares of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no Shares or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in the Offering Documents; and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All prior sales of Shares of the Company were either registered under the 1933 Act and applicable state Shares laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

2.4 Issuance of Shares; Reservation. The issuance, sale and delivery of the B Preferred has been duly authorized by all requisite corporate action by the Company and, upon issuance in accordance with the Offering Documents, shall be (a) duly authorized, validly issued, fully paid and non-assessable, (b) free from all taxes, liens and charges with respect to the issue thereof except that may be created by the Subscriber, and (c) entitled to the rights and preferences set forth in the Shares. Assuming (i) the accuracy of the information provided by the respective Subscribers in the Subscription Agreement and Questionnaire, and (ii) that all of the offerees and Subscribers are “accredited investors” as such term is defined in Rule 501 of Regulation D or otherwise qualified by net assets and sophistication to invest, the offer and sale of the Shares pursuant to the terms of this Subscription Agreement are and will be exempt from the registration requirements of the 1933 Act and the rules and regulations promulgated thereunder. The Company is not disqualified from the exemption under Regulation D by virtue of the disqualification contained in Rule 507 thereof or otherwise.

2.5 No Conflicts. Except as set forth in the Offering Documents, the execution, delivery and performance of the Offering Documents by the Company, the consummation by the Company of the transactions contemplated by the Offering Documents, and the issuance of the Shares and performance by the Company of its obligations under the Offering Documents, will not (a) result in a violation of the Company’s Certificate of Incorporation, any other certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company, or the Company’s By-Laws, (b) conflict with, or constitute a default or an event which with notice or lapse of time or both would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, note and/or other indebtedness, lease, license or instrument, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state Shares laws and regulations and the rules and regulations of the NASD) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

2.6  Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Offering Documents. Except as otherwise provided in the Offering Documents, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or affecting any of the foregoing.

2.7  No General Solicitation. None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Shares.

2.8 No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the 1933 Act by causing this Offering of the Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the Shares of the Company are listed or designated, or otherwise. None of the Company, its Subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the 1933 Act by causing the Offering of the Shares to be integrated with other offerings, or otherwise.

2.9 Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (b) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

2.10  Absence of Litigation. Except as set forth in the Offering Document, there is no action, suit, proceeding, inquiry or investigation before or by the NASD, any court, public board, government agency, self-regulatory organization or body, or arbitrator pending or, to the knowledge of the Company, threatened against the Company, the Common Stock or any of the Company’s officers or directors in their capacities as such.

2.11 Tax Status. Except as set forth in this Offering Document, the Company and has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, except when the failure to do so would not have a Material Adverse Effect, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations or to the Company’s knowledge otherwise due and payable, except those being contested in good faith and has set aside on its books reserves in accordance with GAAP reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

2.12 Securities Law Compliance. The offer, offer for sale, and sale of the B Preferred has not been registered with the SEC. The B Preferred are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 5 of the 1933 Act. The Company will conduct the Offering in compliance with the requirements of Regulation D under the 1933 Act, and the Company will file all appropriate notices of offering with the SEC.

2.13 Title. Except as set forth in or contemplated by the Offering Document, the Company has good and marketable title to all material properties and tangible assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except as such as are not significant or important in relation to the Company’s business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and to the Company’s knowledge no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns, leases or licenses all such properties as are necessary to its operations as described in the Offering Documents.

2.14 Intellectual Property Rights. The Company owns or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, the lack of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Offering Documents, to the Company’s knowledge, none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Subscription Agreement, except where such expiration or termination would not have either individually or in the aggregate a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the Offering Document, no claim, action or proceeding has been made or brought against, or to the Company's knowledge, has been threatened against, the Company regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement, except where such infringement, claim, action or proceeding would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect. Except as set forth in the Offering Document, the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties except where the failure to do so would not have either individually or in the aggregate a Material Adverse Effect.

2.15 Registration Rights. Within 30 days after the Initial Closing of this Offering, the Company will file a resale registration statement on Form S-1 (the “Registration Statement”) with respect to the Subscriber’s resale (including at prevailing market prices) of all Shares underlying all B Preferred and Warrants and will use its commercially reasonable efforts to cause such Registration Statement to be declared effective and answer any questions or comments from the Securities and Exchange Commission within 90 business days after the Initial Closing of this Offering. Other than the holders of the B Preferred, no other person has any right to cause the Company to affect the registration under the 1933 Act of any securities of the Company.

2.16 Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated herein other than Spencer Clarke who shall receive compensation of an 8% commission on the proceeds of the offering and certain warrants to purchase Shares.

2.17 Disclosure. None of the representations and warranties of the Company appearing in this Subscription Agreement or any information appearing in any Exhibit or Schedule hereto other than material which says it is a “belief” or “expectation” of the Company or similarly qualified, which statements the Company believes to the best of its knowledge as of the date hereof and at each Closing Date to be true and accurate in all material respects and not misleading), when considered together as a whole, contains, or on any Closing Date will contain, any untrue statement of a material fact or omits, or on any Closing Date will omit, to state any material fact required to be stated herein or therein in order for the statements herein or therein, in light of the circumstances under which they were made, not to be misleading.

2.18 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.4, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

2.19 Furnishing of Information. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange

2.20 Compensation for Buy-In on Failure to Timely Deliver Shares Upon Exercise and Conversion.  In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares or Common Stock (“Shares”) underlying Preferred Stock conversion in accordance with the terms of this agreement pursuant to an exercise or conversion on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise or conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Shares and equivalent number of Warrant Shares or Preferred Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

III. TERMS OF SUBSCRIPTION

3.1  Closing and Termination of Offering. Provided that the required conditions to closing set forth in Article V and Article VI hereof have been satisfied or waived, a closing (the “Initial Closing”) shall take place at the offices of the Company as set forth herein or at such place as may otherwise be agreed to by the Company within 30 days of the receipt of the first cleared subscriber’s funds. The Company may consummate subsequent closings of the Offering, upon mutual agreement only, each of which shall be subject to satisfaction or waiver of the conditions to closing set forth in Article V and Article VI hereof, and each of which shall be deemed a “Closing” hereunder. The date of the last closing of the Offering is hereinafter referred to as the “Final Closing” and the date of any Closing hereunder is hereinafter referred to as a “Closing Date.” The offering period for the Offering shall commence on the day the Offering Document is first delivered to prospective Subscribers by the Company for delivery in connection with the offering for sale of the B Preferred and shall continue until the earlier to occur of: (i) the sale of the all of the B Preferred being offered pursuant to this Offering; and (ii) 5:00 p.m. (New York Time), April 30, 2021; provided, however, that (A) if all of the B Preferred have not been sold on or prior to April 30, 2021, this Offering may be extended for an additional ninety (90) days by the Company and for additional 90 day periods thereafter in its sole discretion and (B) this Offering may be terminated prior to April 26, 2021, upon the sole action of the Company. The day that the Offering Period terminates is hereinafter referred to as the “Termination Date.”

3.2 Certificates. The Subscriber hereby authorizes and directs the Company, upon each closing of the Offering, to deliver the certificates representing the Shares (the “Stock Certificates”) to be issued to such Subscriber pursuant to this Subscription Agreement to the Subscriber as restricted “book entry” shares at the Company’s transfer agent within three (3) days after the applicable Closing Date.

IV. COVENANTS

4.1 Form D and Blue Sky. The Company shall file a Form D with respect to the B Preferred as required under Regulation D under the 1933 Act and, upon written request, provide a copy thereof to the Subscriber promptly after such filing. The Company shall use its reasonable best efforts, on or before the Closing, to take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the B Preferred for sale to the Subscriber pursuant to this Subscription Agreement under applicable Securities or “Blue Sky” laws of the states of the United States. The Company shall use its reasonable best efforts to make all filings and reports relating to the offer and sale of the B Preferred required under applicable Securities or “Blue Sky” laws of the states of the United States following the Closing.

4.2 Use of Proceeds. The Company shall only use the net proceeds from the sale of the B Preferred: (i) Up to $1,300,000 in cash for the repayment of variable rate convertible notes and (ii) the balance for its working capital requirements.

V. CONDITIONS TO CLOSING IN FAVOR OF THE COMPANY

The obligation of the Company hereunder to issue and sell B Preferred to the Subscriber at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Subscriber with prior written notice thereof:

5.1 Offering Documents. The Subscriber shall have executed a Questionnaire, a Subscription Agreement and delivered the same to the Company.

5.2 Purchase Price. The Subscriber shall have paid the purchase price for the B Preferred being purchased by the Subscriber at the Closing in the manner set forth in Section 1.1.

5.3 Representations and Warranties. The representations and warranties of the Subscriber shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, and the Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Subscriber at or prior to the Closing.

5.4 Other Matters. All opinions, certificates and documents and all proceedings related to this Offering shall be in form and content reasonably satisfactory to the Company and its legal counsel.

VI. CONDITIONS TO CLOSING IN FAVOR OF THE SUBSCRIBER

The obligation of the Subscriber hereunder to purchase the Shares is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Subscriber’s sole benefit and may be waived by the Subscriber at any time in its sole discretion by providing the Company with prior written notice thereof:

6.1 Offering Documents. The Company shall have executed and delivered to the Subscriber each of the Offering Documents to which its signature is required.

6.2 Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that reference a specific date which shall have been true and correct in all material respects as of such date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Offering Documents to be performed, satisfied or complied with by the Company at or prior to the Closing.

6.3 Filing of Certificate of Designation. A Certificate of Designation, substantially equivalent to the draft certificate of designation appended hereto, shall have been filed with the Secretary of State of the State of Nevada.

VII. RIGHTS OF TERMINATION

7.1 Termination by Subscriber or Company. This Subscription Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the parties hereto; or (b) by the Company or the Subscriber upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Subscription Agreement. Termination of this Subscription Agreement under this Section 7.1 shall result in this Subscription Agreement becoming void and of no further force and effect, except that a termination shall not release, or be construed as so releasing, any party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations provided hereunder, and the obligations under Section 8.8 shall survive such termination.

VIII. MISCELLANEOUS

8.1 Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company at the address set forth in the first paragraph of this agreement, Attn.: President.

If to the Subscriber, to its address and facsimile number set forth at the end of this Subscription Agreement, or to such other address and/or facsimile number and/or to the attention of such other person as specified by written notice given to the Company five (5) days prior to the effectiveness of such change.

Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (a), (b) or (c) above, respectively.

8.2 Entire Agreement; Amendment. This Subscription Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Subscription Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Subscription Agreement may be amended or waived other than by an instrument in writing signed by the Company and each Subscriber.

8.3 Severability. If any provision of this Subscription Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Subscription Agreement in that jurisdiction or the validity or enforceability of any provision of this Subscription Agreement in any other jurisdiction.

8.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed solely in accordance with the internal laws of the State of New York with respect to contracts executed, delivered and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the County of Westchester, State of New York. By its execution hereof, Company and Subscriber hereby expressly and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the County of Westchester, State of New York and agree that any process in any such action may be served upon him, her, or it personally, or by certified mail or registered mail upon such party or such agent, return receipt requested, with the same full force and effect as if personally served upon such party in Tarrytown, New York. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

8.5 Headings. The headings of this Subscription Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Subscription Agreement.

8.6 Successors and Assigns. This Subscription Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Shares. The Company shall not assign this Subscription Agreement or any rights or obligations hereunder. Subscriber may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Subscriber from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

8.7 No Third-Party Beneficiaries. This Subscription Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.8 Survival. The representations and warranties of the Company and the Subscriber contained in Article I and Article II and the agreements set forth this Article VIII shall survive the Closing for a period of twelve (12) months.

8.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Subscription Agreement and the consummation of the transactions contemplated hereby.

8.10 No Strict Construction. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8.11 Legal Representation. The Subscriber acknowledges that: (a) it has read this Subscription Agreement and the exhibits hereto; (b) it understands that the Company has been represented in the preparation, negotiation, and execution of this Subscription Agreement by Frank Hariton, Esq., counsel to the Company; (c) it has either been represented in the preparation, negotiation, and execution of this Subscription Agreement by legal counsel of its own choice, or has chosen to forego such representation by legal counsel after being advised to seek such legal representation; and (d) it understands the terms and consequences of this Subscription Agreement and is fully aware of its legal and binding effect.

8.12 Confidentiality. The Subscriber agrees that it shall keep confidential and not divulge, furnish or make accessible to anyone, the confidential information concerning or relating to the business or financial affairs of the Company contained in the Offering Documents to which it has become privy by reason of this Subscription Agreement.

8.13 Counterparts. This Subscription Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first written above.

SUBSCRIBER **	CO-SUBSCRIBER **

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber [please print]	Name of Co-Subscriber [please print]

Address of Subscriber	Address of Co-Subscriber

Social Security or Taxpayer Identification Number of Subscriber	Social Security or Taxpayer Identification Number of Co-Subscriber
Name of Holder(s) as it should appear on the security certificates* [please print]

*	Please provide the exact names that you wish to see on the certificates

(1)	For individuals, print full name of subscriber.
(2)	For joint, print full name of subscriber and all co-subscribers.
(3)	For corporations, partnerships, LLC, print full name of entity, including “&,” “Co.,” “Inc.,” “etc,” “LLC,” “LP,”etc.
(4)	For Trusts, print trust name (please contact your trustee for the exact name that should appear on the certificates.)

Dollar Amount of B Preferred Subscribed For at $1,000 per Unit: $

Dollar Amount of B Preferred Subscription Accepted: $

SUBSCRIPTION ACCEPTED BY THE COMPANY

NightFood Holdings, Inc.

By:
Sean Folkson, President & CEO

**If Subscriber is a Registered Representative with a FINRA (formerly NASD) member firm or an affiliated person of a FINRA member firm, have the acknowledgment to the right signed by the appropriate party:

The undersigned FINRA Member firm acknowledges receipt of the notice required by Rule 3040 of the FINRA Conduct Rules.

Name of FINRA Member Firm

By:
Authorized Officer

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